Exhibit 99.1

NEWS RELEASE

CONVERGYS CORPORATION EARNS $0.31

ON SLIGHTLY HIGHER REVENUE

IN THE THIRD QUARTER:

•	Revenue increased 2 percent to $570.7 million versus one year ago.
•	Operating income decreased to $74.2 million versus $89.8 million last year.
•	Net income decreased to $45.5 million or $0.31 per diluted share versus $55.6 million or $0.34 per diluted share in 2002.

(Cincinnati; October 21, 2003)—Convergys Corporation (NYSE: CVG), the global leader in integrated billing, employee care, and customer care services, announced today its financial results for the third quarter of 2003.

Total revenues increased 2 percent to $570.7 million compared to $561.2 million reported in the third quarter of 2002. Operating income decreased 17 percent to $74.2 million from $89.8 million as operating margin declined to 13.0 percent from 16.0 percent in the prior year. The company’s cellular partnership investment contributed pre-tax earnings of $0.2 million, down from $1.0 million in the third quarter of 2002. Interest expense decreased to $1.8 million from $3.1 million in the prior year, partially offsetting the decline in operating income. Net income was $45.5, down 18 percent from $55.6 million in the third quarter of 2002, while earnings per diluted share decreased 9 percent to $0.31 from $0.34. Average diluted shares outstanding decreased by 18.5 million shares to 145.2 million. Convergys repurchased approximately 250,000 shares during the quarter.

For the first three-quarters of 2003, revenues of $1.69 billion were down 2 percent versus prior year. Operating income decreased to $213.7 million versus $282.8 million in 2002. Including the first quarter 2003 equity loss of $9.9 million resulting from a legal settlement by the cellular partnership, the company’s cellular partnership generated a pre-tax loss of $11.0 million compared to pre-tax earnings of $4.9 million in the first nine months of 2002. GAAP net income was $123.2 or $0.82 per diluted share versus $174.3 or $1.03 per diluted share in the prior year. Excluding the loss resulting from the cellular partnership settlement, Convergys’ pro forma diluted EPS decreased to $0.86. Average diluted shares outstanding decreased by 19.0 million shares to 150.0 million. Convergys repurchased approximately 13.6 million shares during the first nine months of 2003.

“The third quarter reflects a continuation of the business trends we spoke about in our first and second quarter conference calls. The business environment for our Information Management Group remains challenging in North America. Convergys remains aggressive in the pursuit of new business with focused sales efforts, leading software products like Infinys, and an expanded geographic presence. Solid top-line growth in Convergys’ Customer Management and Employee Care businesses is partially helping to offset these challenging conditions,” said Jim Orr, Chairman, President, and CEO of Convergys. “In the customer service market, today’s economy has become a catalyst for companies seeking greater efficiencies to outsource larger pieces of their customer service operations. In the human resource market, the trend to outsource HR administrative services continues to grow as companies look for comprehensive solutions to improve their HR processes, deliver enhanced HR systems, gain better access to information for both employees and managers, and reduce their costs. Accordingly, given these trends, we remain optimistic about the current business conditions in our Customer Management and Employee Care businesses.”

Third Quarter 2003 Highlights

Contracts/Contract Extensions

Convergys and DIRECTV, Inc., the nation’s leading digital multichannel television service provider, announced the execution of a Master Service contract which provides for Convergys to continue the delivery of world-class customer service to DIRECTV’s more than 11.8 million customers.

Convergys signed a three-year contract to provide Rite Aid (NYSE: RAD) with an automated, speech-enabled store locator service. One of the largest drug store chains in the United States, Rite Aid operates more than 3,400 locations in 28 states and the District of Columbia.

Convergys announced a customer care agreement with Yahoo! Inc., a leading global Internet company. Under the agreement, Convergys will manage general inquiries and billing-related questions for many of Yahoo!’s premium products and services. Additionally, Convergys will help support Yahoo!’s e-mail and inbound calls.

Convergys announced an outsourcing contract to provide the interactive voice response (IVR) system for Monster Government Solutions’ new project with the U.S. government. Monster Government Solutions, a division of Monster Worldwide (NASDAQ: MNST), signed a contract to upgrade the U.S. Office of Personnel Management’s USAJOBS Web site (www.usajobs.opm.gov) and handle daily maintenance of the site.

Convergys announced it has signed its first contract in the People’s Republic of China. Convergys is licensing its Activation Manager to China Unicom Guangdong, a provincial operator of China Unicom Ltd. (NYSE: CHU), the second-largest wireless carrier in China, and one of the largest wireless carriers in the world. China Unicom has 61.7 million cellular service subscribers.

Convergys announced two new Infinys wins:

Servei de Telecomunicacions d’Andorra (STA), the national carrier of Andorra, has selected Convergys’ Infinys[tm] rating and billing component, Geneva [tm], to support its entire business including wireline, wireless, and IP, and to achieve greater convergence across its comprehensive service portfolio.

Visage Mobile, the first U.S. enabler of private label wireless services, has signed a multi-year Infinys [tm] contract as part of an alliance with Convergys to support North American mobile virtual network operator (MVNO) clients with outsourced billing services. Convergys will be Visage Mobile’s exclusive billing services provider, operating its Infinys rating and billing component, Geneva [tm], from a Convergys data center. Visage Mobile will be Convergys’ exclusive partner in outsourcing MVNO operations.

Honors

Convergys announced that it was named the #1 provider of global inbound teleservices by Customer Inter@ction Solutions for the third consecutive year. Additionally, Convergys ranked as the #1 U.S. domestic inbound teleservices agency for the sixth consecutive time since 1998.

Convergys received the 2003 Global Marketing Strategy Award from Frost & Sullivan, a global growth consulting firm. Frost & Sullivan analysts praised Convergys’ global expansion over the past several years in honoring Convergys with this year’s award.

Technology

To help carriers ensure they’re fully prepared for the arrival of WNP, Convergys has developed a comprehensive care program to address pending service, retention, and acquisition challenges resulting from wireless number portability. It is designed to convince customers not to switch providers or to ensure the change goes smoothly. Intended primarily for Tier I and Tier II carriers serving the top 100 U.S. metropolitan service areas, the Convergys program consists of Basic Care, Technical Care, and Smart Care components. Specific Convergys services range from answering questions about WNP to delivering number porting-related technical support and providing knowledge management services and providing upgrades to its wireless solutions that support number portability.

October 2003 Highlights to Date

There have been two additional announcements concerning the Infinys business support system so far this month:

Convergys announced it has signed a 5-year renewal and expansion of its billing software license agreement with Cox Communications, Inc. (NYSE: COX), a leading national provider of broadband communications services. Not only did Cox renew its license for Convergys’ ICOMS convergent voice, video, and high-speed data billing and subscriber management solution, it expanded its billing software agreement to license Infinys[tm], Convergys’ recently announced convergent business support system.

Convergys announced it has joined with Intel (NASDAQ: INTC), a recognized global leader in the Wi-Fi market space, to make available a Convergys Infinys[tm] solution to manage the complexities of Wi-Fi roaming, partner management, and convergent billing for mainstream mobile and fixed service operators. This Infinys solution—which joins Infinys for wireline carriers announced in June—enables partner care and settlement for digital content providers and venue hosts, as well as inter-carrier settlement among wireless Internet service providers (WISPs) that manage service for individual Wi-Fi “hotspots” (i.e., public Internet access points like retail outlets, hotels, airports, etc.)

For Employee Care, Convergys announced a five-year contract to provide human resources and payroll administration services to Fifth Third Bancorp (NASDAQ: FITB), a leading diversified financial services company with approximately 20,000 employees and $89 billion in assets. Convergys will also provide compensation administration, performance management support, knowledge management services, benefits administration, time and attendance management, recruitment technology, and a comprehensive self-service, user-friendly Web portal.

Convergys announced enhanced capability to simplify and accelerate the development of advanced speech recognition (ASR) applications using industry-leading VoiceXML software tools. Convergys will apply these tools to reduce client development costs, speed time-to-market for new automated customer care systems, and create application components for reuse across its own outsourced SpeechPort platform. As a result of this effort, Convergys and its Solutions “Challenge” ally Audium, a leading developer of VoiceXML server and application software, won the People’s Choice Award recognizing the winner of the first Speech Solutions Challenge, at SpeechTEK 2003.

Convergys opened two state-of-the-art contact centers in the Philippines and announced plans to open a third in 2004. Located in Metro Manila’s suburbs Makati and Pasig City, the integrated contact centers provide both customer care support and advanced technical help desk services via e-mail, voice, and Web chat as well as “back office” application and document processing.

Orr continued, “I want to reiterate Convergys continuing strategy of delivering superior value to our clients. Just as Convergys is continuing to drive costs down by being very cost-effective ourselves, I believe the current economy is prompting companies to search for the most cost-effective method of delivering quality service to their customers, and that search is accelerating the movement toward outsourcing. But whether our clients choose fully-outsourced services, licenses, or our unique build-operate-transfer business model, Convergys is well-positioned to take advantage of the market demands, and this adds significantly to our growth potential.”

Operating Performance by Segment

Information Management Group (IMG)

Excluding intercompany sales, third quarter 2003 Convergys IMG revenues decreased 16 percent to $188.9 million, from $224.6 million in the same period last year. Compared to the second quarter of 2003, revenues decreased by only 3 percent. Data processing revenues decreased 19 percent to $109.3 million from $135.5 million, representing an 8 percent year-over-year decrease in wireless subscribers processed and lower average per-wireless-subscriber processing rates. The decrease in wireless subscribers resulted from conversions off Convergys systems, partially offset by slight subscriber growth among Convergys’ other wireless clients.

Professional and consulting revenues decreased 33 percent to $25.0 million from $37.1 million reflecting a reduction in system enhancement requests and implementations of new systems from Convergys’ cable and wireless clients. License and other revenues decreased 28 percent to $12.9 million as a result of a large up-front license recognized in the prior year in connection with the expansion of a license arrangement with one of Convergys’ largest cable clients. On a positive note, international revenues increased 22 percent to $41.7 reflecting combined revenue growth of approximately $10 million resulting from Convergys’ expansion in the Asia Pacific and Latin American markets. This was partially offset by lower revenues resulting from the suspension of Orange France’s 3G implementation.

Convergys IMG third quarter operating income decreased 38 percent to $29.0 million from $46.4 million. Operating margin was 15.4 percent compared with 20.7 percent from the third quarter of last year reflecting lower revenues and higher benefit costs, partially offset by savings realized through the restructuring initiatives that Convergys began in the fourth quarter of 2002.

Customer Management Group

Convergys CMG revenues were $381.8 million, a 13 percent increase compared to $336.6 million in the third quarter of 2002, primarily reflecting increased levels of business with many of Convergys’ top 20 clients as well as revenues resulting from customer care services provided to the United States Postal Service and employee care services provided to the State of Florida. Compared to the second quarter of 2003, revenues increased 4 percent.

Convergys CMG third quarter operating income increased 5 percent to $46.3 million compared to $44.1 million in the prior year, while it reported a 12.1 percent operating margin in the third quarter of 2003, down from the 13.1 percent reported in the third quarter of 2002. This reflects increases in wage and benefit costs as well as increased investment in the Employee Care business, partially offset by the increase in revenues.

Business Outlook

The following forward looking-statements reflect Convergys Corporation’s expectations as of October 21, 2003. Given the various risk factors discussed below, actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

2003 Financial Guidance

For the full year of 2003, Convergys IMG revenue could decline by 11 to 12 percent from 2002 levels, and operating margin could slightly exceed 15 percent.

For the full year of 2003, Convergys CMG revenue could increase 8 to 9 percent from the 2002 level, and operating margin could be approximately 12 percent.

We expect fourth quarter EPS to be in the range of $0.31 to $0.34. Including the cellular partnership settlement in the first quarter, for the full year of 2003 we expect EPS to be in the range of $1.13 to $1.16.

For the full year of 2004, Convergys IMG revenue could decline by 10 to 15 percent from the 2003 level, and operating margin could be down for the year.

For the full year of 2004, Convergys CMG revenue could increase 7 to 12 percent from the 2003 level, and operating margin could be down slightly.

For the full year 2004, EPS could be in the range of $0.85 to $1.00.

ABOUT CONVERGYS

Convergys Corporation (NYSE: CVG), a member of the S&P 500 and the Forbes’ Platinum 400, is the global leader in integrated billing, employee care, and customer care services provided through outsourcing or licensing. We serve top companies in telecommunications, Internet, cable and broadband services, technology, financial services, and other industries in more than 40 countries. We also provide integrated, outsourced, human resource services to leading companies across a broad range of industries.

We bring together world-class resources, software, and expertise to help create valuable relationships between our clients and their customers and their employees. This commitment is validated by the more than 1.5 million individual bills our software produces each day to support more than 120 million subscribers, and by the more than 1.7 million separate customer and employee contacts we manage each day, both live and via electronic interaction.

Convergys[r] employs more than 48,000 people in 50 customer contact centers and in our data centers and other offices in the United States, Canada, Latin America, Europe,

the Middle East, and Asia. Convergys is on the net at www.convergys.com, and has world headquarters in Cincinnati.

(Infinys and Geneva are trademarks and Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

NON-GAAP MEASURES:

This news release contains non-GAAP financial measures, including pro forma net income and pro forma diluted earnings per share, which are not prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the comparable GAAP measures is included in the attached financial tables.

CONFERENCE CALL NOTE:

Convergys will host a one-hour conference call on Wednesday, October 22, at 10:00 AM, EDT, to discuss the company’s third quarter results. It will feature Jim Orr, Chairman, President, & CEO, and Steve Rolls, CFO. This call will be carried live (with scheduled repeats) on the Internet. A link to the conference call is available at www.convergys.com.

In addition to the non-GAAP financial measures contained in this news release, during this conference call Convergys will disclose free cash flow, which is a non-GAAP financial measure defined as cash flows from operations less the change in the balance of the accounts receivable securitization and capital expenditures. A reconciliation of free cash flow is available at www.convergys.com in the section “Invest in Convergys.”

“SAFE HARBOR” NOTE:

Information included in this news release may contain forward-looking statements that involve potential risks for Convergys Corporation. The future results of Convergys could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, the loss of a significant client or significant business from a client, difficulties in completing a contract or implementing its provisions, or completing or implementing an acquisition, potential terrorist activities and the United States’ response thereto, and competitive and other factors disclosed in the Form 10-K for the year ended December 31, 2002, filed with the SEC by Convergys Corporation. The company has no current intention of updating any forward-looking statements that may be included herein.

Investor Contacts:

Steve Rolls, Chief Financial Officer, +1 513 723 3440 or +1 888 284 9900

Taylor Greenwald, Director of Investor Relations, +1 513 723 3961 or +1 888 284 9900 or investor@convergys.com

Media Contact:

John Pratt, Convergys Corporate PR

+1 513 723 3333 or +1 888 284 9900 or john.pratt@convergys.com

International FreeFone, access AT&T, then 1 888 284 9900

##

CONVERGYS CORPORATION

Revenues, Net Income and Earnings Per Common Share

In Millions Except Per Share Amounts

(Unaudited)

	Third Quarter
			Change
	2003	2002	Amount	%
Revenues:
Information Mgmt. Grp.	$190.1	$227.2	$(37.1)	(16)
Customer Mgmt. Group	381.8	336.6	45.2	13
Eliminations	(1.2)	(2.6)	1.4	(54)

Total	$570.7	$561.2	$9.5	2

Operating Income:
Information Mgmt. Grp.	$29.0	$46.4	$(17.4)	(38)
Customer Mgmt. Group	46.3	44.1	2.2	5
Corporate & Other	(1.1)	(0.7)	(0.4)	57

Total	$74.2	$89.8	$(15.6)	(17)

Net Income	$45.5	$55.6	$(10.1)	(18)

Earnings Per Common Share
Basic	$0.32	$0.34	$(0.02)	(6)
Diluted	$0.31	$0.34	$(0.03)	(9)

Weighted Average Common Shares Outstanding
Basic	141.6	161.3	(19.7)	(12)
Diluted	145.2	163.7	(18.5)	(11)

	Nine Months
			Change
	2003	2002	Amount	%
Revenues:
Information Mgmt. Grp.	$583.6	$695.2	$(111.6)	(16)
Customer Mgmt. Group	1,114.1	1,034.3	79.8	8
Eliminations	(3.4)	(8.1)	4.7	(58)

Total	$1,694.3	$1,721.4	$(27.1)	(2)
Operating Income:
Information Mgmt. Grp.	$86.3	$153.2	$(66.9)	(44)
Customer Mgmt. Group	133.1	133.8	(0.7)	(1)
Corporate & Other	(5.7)	(4.2)	(1.5)	36

Total	$213.7	$282.8	$(69.1)	(24)

Net Income	$123.2	$174.3	$(51.1)	(29)

Earnings Per Common Share
Basic	$0.84	$1.05	$(0.21)	(20)
Diluted	$0.82	$1.03	$(0.21)	(20)

Weighted Average Common Shares Outstanding
Basic	146.9	165.6	(18.7)	(11)
Diluted	150.0	169.0	(19.0)	(11)

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended September 30, 2003.

Convergys Corporation

Consolidated Statements of Income

In Millions Except Per Share Amounts

(Unaudited)

	For the Three Mos. Ended Sept. 30,			For the Nine Mos. Ended Sept. 30,
	2003	2002	% Chg.	2003	2002	% Chg.
Revenues:
Information Mgmt. Grp.
Data Processing	$109.3	$135.5	(19)	$339.9	$408.5	(17)
Prof. & Consulting	25.0	37.1	(33)	78.4	140.7	(44)
License & Other	12.9	17.8	(28)	41.9	43.1	(3)
International	41.7	34.2	22	120.0	94.8	27

External Revenues	188.9	224.6	(16)	580.2	687.1	(16)
Interco. Svcs. for CMG	1.2	2.6	(54)	3.4	8.1	(58)

Total IMG Revenues	190.1	227.2	(16)	583.6	695.2	(16)

Customer Management Grp.
Communications	225.8	220.2	3	682.2	676.1	1
Technology	45.2	49.6	(9)	147.2	153.6	(4)
Financial Services	36.5	26.5	38	102.3	69.1	48
Other	74.3	40.3	84	182.4	135.5	35

Total CMG Revenues	381.8	336.6	13	1,114.1	1,034.3	8

Eliminations & Other	(1.2)	(2.6)	(54)	(3.4)	(8.1)	(58)

Total Revenues	570.7	561.2	2	1,694.3	1,721.4	(2)

Costs & Expenses:
Cost of Providing Services & Products	329.8	308.1	7	976.0	949.1	3
Selling, General & Admin.	113.7	97.7	16	342.1	300.6	14
Research & Development	22.9	29.8	(23)	69.6	85.2	(18)
Depreciation	26.4	32.1	(18)	81.6	92.9	(12)
Amortization	3.7	3.7	—	11.3	10.8	5

Total Costs & Expenses	496.5	471.4	5	1,480.6	1,438.6	3

Operating Income	74.2	89.8	(17)	213.7	282.8	(24)
Equity in Earnings of Cellular Partnership	0.2	1.0	(80)	(11.0)	4.9	—
Other Income (Exp.), Net	(0.7)	(0.8)	(13)	(2.7)	(2.1)	29
Interest Expense	(1.8)	(3.1)	(42)	(5.0)	(9.0)	(44)

Income Before Inc. Taxes	71.9	86.9	(17)	195.0	276.6	(30)
Income Taxes	26.4	31.3	(16)	71.8	102.3	(30)

Net Income	$45.5	$55.6	(18)	$123.2	$174.3	(29)

Earnings Per Common Share
Basic	$0.32	$0.34	(6)	$0.84	$1.05	(20)
Diluted	$0.31	$0.34	(9)	$0.82	$1.03	(20)

Weighted Average Common Shares Outstanding
Basic	141.6	161.3		146.9		165.6
Diluted	145.2	163.7		150.0		169.0

Other Data
Operating Margin	13.0%	16.0%		12.6%		16.4%

Market Price Per Share
High	$19.60	$19.47		$19.60		$37.98
Low	$15.23	$13.38		$11.30		$13.38
Close	$18.34	$15.03		$18.34		$15.03

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended September 30, 2003.

CONVERGYS CORPORATION

Consolidated Balance Sheets

In Millions

(Unaudited)

	Sept. 30, 2003	Dec. 31, 2002

Assets
Cash and Cash Equivalents	$48.7	$12.2
Receivables—Net	289.2	315.2
Other Current Assets	87.5	90.8
Property & Equipment—Net	284.8	298.0
Other Assets	981.3	903.3

Total Assets	$1,691.5	$1,619.5

Liabilities and Shareholders’ Equity
Debt Maturing in One Year	$97.0	$50.7
Other Current Liabilities	453.9	411.3
Other Liabilities	39.5	26.6
Long-Term Debt	8.1	4.6
Common Shareholders’ Equity	1,093.0	1,126.3

Total Liabilities & Shareholders’ Equity	$1,691.5	$1,619.5

CONVERGYS CORPORATION

Information Management Group

Operating Segment Data

In Millions

(Unaudited)

	For the Three Mos. Ended Sept. 30,			For the Nine Mos. Ended Sept. 30,
	2003	2002	% Chg.	2003	2002	% Chg.
Revenues:
Data Processing	$109.3	$135.5	(19)	$339.9	$408.5	(17)
Prof. & Consulting	25.0	37.1	(33)	78.4	140.7	(44)
License & Other	12.9	17.8	(28)	41.9	43.1	(3)
International	41.7	34.2	22	120.0	94.8	27

External Revenues	188.9	224.6	(16)	580.2	687.1	(16)
Interco. Svcs. for CMG	1.2	2.6	(54)	3.4	8.1	(58)

Total IMG Revenues	190.1	227.2	(16)	583.6	695.2	(16)

Costs & Expenses:
Cost of Providing Services & Products	91.5	104.5	(12)	284.7	321.8	(12)
Selling, General & Admin.	39.5	35.5	11	119.9	106.1	13
Research & Development	21.3	27.5	(23)	65.2	77.0	(15)
Depreciation	7.3	11.6	(37)	22.8	32.6	(30)
Amortization	1.5	1.7	(12)	4.7	4.5	4

Total Costs & Expenses	161.1	180.8	(11)	497.3	542.0	(8)

Operating Income	$29.0	$46.4	(38)	$86.3	$153.2	(44)

The operating segment data for the Information Management Group (IMG) shown above reflects the detailed revenue and expense data for IMG, as reported under U.S. GAAP, that will be presented in the Convergys 10-Q for the quarterly period ended September 30, 2003.

CONVERGYS CORPORATION

Customer Management Group

Operating Segment Data

In Millions

(Unaudited)

	For the Three Months Ended Sept. 30,			For the Nine Months Ended Sept. 30,
	2003	2002	% Chg.	2003	2002	% Chg.
Revenues:
Communications	$225.8	$220.2	3	$682.2	$676.1	1
Technology	45.2	49.6	(9)	147.2	153.6	(4)
Financial Services	36.5	26.5	38	102.3	69.1	48
Other	74.3	40.3	84	182.4	135.5	35

Total CMG Revenues	381.8	336.6	13	1,114.1	1,034.3	8

Costs & Expenses:
Cost of Providing Services & Products	239.5	206.2	16	695.8	635.4	10
Selling, General & Admin.	74.9	63.6	18	220.6	196.2	12
Research & Development	1.6	2.3	(30)	4.4	8.2	(46)
Depreciation	17.3	18.4	(6)	53.6	54.4	(1)
Amortization	2.2	2.0	10	6.6	6.3	5

Total Costs & Expenses	335.5	292.5	15	981.0	900.5	9

Operating Income	$46.3	$44.1	5	$133.1	$133.8	(1)

The operating segment data for the Customer Management Group (CMG) shown above reflects the detailed revenue and expense data for CMG, as reported under U.S. GAAP, that will be presented in the Convergys 10-Q for the quarterly period ended September 30, 2003.

CONVERGYS CORPORATION

Reconciliation of Pro Forma Operating Results

(In Millions Except Per Share Amounts)

	Income (Loss) Before Tax	Income Tax (Expense)/ Benefit	Net Income (Loss)	Diluted EPS
Third Quarter 2003:
Results as reported under U.S. GAAP	$71.9	$(26.4)	$45.5	$0.31
Less: Special items	—	—	—	—

Results excluding special items (a non-GAAP measure)	$71.9	$(26.4)	$45.5	$0.31

Year to Date 2003:
Results as reported under U.S. GAAP	$195.0	$(71.8)	$123.2	$0.82
Less: Special items (a)	(9.9)	3.5	(6.4)	(0.04)

Results excluding special items (a non-GAAP measure)	$204.9	$(75.3)	$129.6	$0.86

Third Quarter 2002:
Results as reported under U.S. GAAP	$86.9	$(31.3)	$55.6	$0.34
Less: Special items	—	—	—	—

Results excluding special items (a non-GAAP measure)	$86.9	$(31.3)	$55.6	$0.34

Year to Date 2002:
Results as reported under U.S. GAAP	$276.6	$(102.3)	$174.3	$1.03
Less: Special items	—	—	—	—

Results excluding special items (a non-GAAP measure)	$276.6	$(102.3)	$174.3	$1.03

The schedule above provides a reconciliation of the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), to the pro forma results of operations (non-U.S. GAAP), which excludes special items.

(a)	Reflects the $9.9 equity loss generated from the Company’s investment in the Cellular Partnership, that resulted from the partnership’s settlement of its lawsuit with West Side Cellular Communications, Inc. during the first quarter of 2003.